iSECUREtrac Corp Adds $1.7M to Equity - Returns Control of Company to Common Shareholders

OMAHA, NE – (October 3, 2012) iSECUREtrac Corp (OTCBB: ISEC), announced today that on September 28, 2012, the Company closed on a debt conversion and recapitalization transaction with iST Holdings, LLC ("Holdings") and six individual holders of the Company's Series C Preferred Stock.

Prior to this completing this transaction, the Company owed Holdings approximately $2,242,000 in long term debt and applicable accrued interest, all of which was due on January 1, 2015. In addition to the debt, Holdings held 100% of the outstanding Series D Preferred Stock and approximately 85% of all outstanding Series C Preferred Stock - both acquired from MH Imports and Crestpark LP, Inc, subsidiaries of Sammons Enterprises, on August 29, 2012. The remaining 15% of Series C Preferred Stock was held separately by seven individual investors.

As a result of the transaction, Holdings converted the all but $525,000 of the long term debt and all interest accrued through September 28, 2012 into 156,066 shares of Series D Preferred Stock. Holdings also exchanged all Series D Preferred Shares, including those issued in connection with the debt conversion, for 29,727,000 shares of Common Stock. In addition, Holdings and six holders of the Company’s Series C stock exchanged 99.18% of the outstanding shares of Series C Preferred Stock for 8,136,000 shares of Common Stock.

Furthermore, the transaction resulted in the termination of all warrants previously outstanding for the purchase of common stock held by the holders of the Series C Preferred Stock prior to the transaction and waived the issuance of over 6,000,000 warrants that were issuable upon exchange of the Series C Preferred Stock into common stock.

According to Lincoln Zehr, Chief Executive Officer of iSECUREtrac, "This transaction is a very important strategic development for both the Company and its shareholders. The transaction primarily impacts the Company and its shareholders in three positive ways:

•	It enhances the position of the Common Shareholder. By virtue of the elimination of essentially all of the Company's outstanding Preferred Stock, the transaction has substantially eliminated the $38.2M liquidation preference previously held by the holders of the Series C and Series D Preferred Stock. This puts the holders of our Common Stock in a much better position to participate in the Company’s success including any future sale or other strategic transaction.

Monitoring Compliance ~ Modifying Behavior

5078 S 111th Street s Omaha, NE 68137

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www.isecuretrac.com

•	It returns control of the Company to the Common Shareholder. With no preferred stock holders having the right to appoint a majority of the Board of Directors, all directors will now be elected by a vote of the holders of the Company’s common stock. In addition, the holders of the Company’s common stock will now control all matters submitted to a vote of the shareholders. Prior to the transaction, these matters were essentially controlled by the holders of the Company’s Series C and Series D Preferred Stock.

•	It increases the Company’s equity by $1.7M with a corresponding decrease in long term debt. Furthermore, the remaining long-term debt owed to Holdings has been restructured to reduce the interest rate from 9.5% per annum to 6.0% per annum and extend the maturity date to March 31, 2017 with interest only payments for the next year. The debt conversion and restructuring will result in the Company's annual interest expense declining 158,000 over the next year.

While the newly issued shares in theory have a dilutive impact on current shareholders, by virtue of the fact that the current market value of the Company’s stock is roughly equal to the post transaction book value, I believe the market has already taken into consideration much of the dilutive impact of the Preferred Stock.”

Zehr concluded saying "A significant number of things had to happen with various different parties in order for us to get to where we are today. I am appreciative of the support the Company had from the Sammons Enterprises organization as well as the actions taken by iST Holdings which have greatly benefited the Company and holders of the Company's common stock. The management team and the Board of Directors continue to be very enthusiastic about where the Company is going and this transaction simply enhances the opportunities for the Company.”

About iSECUREtrac
iSECUREtrac Corp provides technology solutions including electronic monitoring systems, remote alcohol monitoring, client management software and supplemental services for use in community supervision. The company’s rich stream of reliable data concerning a client’s location, movement and status better enables effective compliance management and positive behavior modification. Visit www.isecuretrac.com for more information.

Safe Harbor
This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to iSECUREtrac Corp. and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, iSECUREtrac's actual results may differ significantly from the results discussed or implied in such forward-looking statements.